EXHIBIT 3: VOTING AGREEMENT

This Voting Agreement made as of the 13th day of November, 2003

By:

ALDA Pharmaceuticals Inc., a company incorporated in the Province of British

Columbia

And:

Dr. Allan Shapiro, of the Municipality of Surrey, in the Province of British Columbia

(“Shapiro”)

And:

Dr. Michael Wilby, of the City of Vancouver, in the Province of British Columbia

(“Wilby”)

And:

Duft Biotech Capital Ltd., a company incorporated in the Province of British Columbia

(“Duft”)

In Favour Of:

Terrance Owen, of the City of New Westminster, in the Province of British Columbia

(“Owen”)

And:

Peter Chen, of the City of Vancouver, in the Province of British Columbia

(“Chen”)

And:

Bruce Schmidt, of the City of Vancouver, in the Province of British Columbia

(“Schmidt”)

Recitals

A.

Concurrently with the execution and delivery of this Voting Agreement, ALDA is completing the sale of the assets of its business as a going concern to Duft pursuant to an Asset Purchase Agreement made as of the 1st day of September, 2002 among ALDA, Duft and Shapiro, in consideration of Duft paying the Purchase Price of $800,000 to ALDA by issuing to ALDA commons shares in the capital of Duft.

B.

Shapiro and Wilby are the principal shareholders of ALDA.

C.

It is a condition precedent to the completion of the sale that ALDA, Shapiro and Wilby enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by ALDA, Shapiro, Wilby and Duft), ALDA, Shapiro, Wilby and Duft covenant and agree with Owen, Chen and Schmidt as follows:

1. Definitions and Interpretation

1.1. Definitions – In this Voting Agreement the following words have the following meanings:

1.1.1. “Board” means the board of directors of Duft;

1.1.2. “Meeting” means a meeting of the shareholders of Duft duly called in accordance with the British Columbia Company Act at which directors will be elected to the Board.

1.1.3. “Payment Shares” means the common shares of Duft issued to ALDA as consideration for the sale by ALDA of the assets of its business as a going concern to Duft.

1.2. Gender/Numbers – Words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include both genders.

1.3. Headings – The article and section headings in this Agreement are included for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

1.4. Proper Law – This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2. Exercise of Voting Power

2.1. Exercise of Voting Power – Until termination of this Agreement under section 4:

2.1.1. ALDA will vote or cause to be voted the Payment Shares and all other voting shares of Duft owned, directly or indirectly, or controlled by ALDA in favour of the number of directors of Duft not exceeding six directors, and the sixth director being independent of ALDA;

2.1.2. ALDA will vote or cause to be voted the Payment Shares and all other voting shares of Duft owned, directly or indirectly, or controlled by ALDA in favour of the election of Owen, Chen and Schmidt as directors of Duft provided they have been nominated by Duft for election to the Board; and

2.1.3. each of Shapiro and Wilby will vote or cause to be voted all voting shares of Duft owned, directly or indirectly, or controlled by him in favour of the number of directors of Duft not exceeding six directors, and the sixth director being independent of ALDA; and

2.1.4. each of Shapiro and Wilby will vote or cause to be voted all voting shares of Duft owned, directly or indirectly, or controlled by him in favour of the election of Owen, Chen and Schmidt as directors of Duft provided they have been nominated by Duft for election to the Board.

2.2. Nominations – Until termination of this Agreement under section 4, Duft will nominate each of Owen, Chen and Schmidt for election to the Board at each Meeting provided he consents to continuing as a director of Duft, he is not then prohibited by law from serving as a director of Duft and, provided further, that such nomination and election is acceptable to the TSX Venture Exchange and all other applicable securities regulatory authorities.

3. Transfer of Shares

3.1. ALDA Distributions – Subject to restrictions imposed under applicable securities legislation or other agreements to which ALDA may be a party, ALDA will be entitled to distribute the Payment Shares to its shareholders, as follows:

3.1.1. ALDA may distribute Payment Shares to Linda Allison in payment to her of the finder’s fee ALDA agreed to pay her with respect to the sale of assets by ALDA to Duft in accordance with the Asset Purchase Agreement and to its shareholders in payment of loans made to ALDA by such shareholders prior to September 1, 2002, so long as the number of shares transferred to Dr. Allison and in payment of such shareholder loans does not exceed 2,500,000 Payment Shares; and

3.1.2. ALDA may distribute the remaining Payment Shares (being the Payment Shares less those distributed pursuant to Section 3.1.1 above) to its shareholders pro rata based on their relative shareholdings in ALDA, so long as at the time of such distribution Shapiro will receive at least 31 % and Wilby will receive at least 24 % of the remaining Payment Shares being distributed by ALDA.

3.2. Ordinary Course Sales – Subject to restrictions imposed under applicable securities legislation or other agreements to which ALDA, Shapiro or Wilby, as the case may be, may be a party, each of them is free to sell any or all of the shares of Duft owned by it or him from time to time by way of ordinary course sales through the facilities of such stock exchange or electronic trading facility as the shares of Duft may then trade. However, if any of them proposes to sell in excess of 200,000 shares of Duft at any time other than in the manner described above, they will, as a condition of such sale, require the purchaser to agree to be bound by the terms of this Agreement.

3.3. Excluded Shares – Notwithstanding section 3.2, if a take-over bid or other offer is made generally to shareholders of Duft by an arms-length third party for all or a portion of the shares of Duft, ALDA, Shapiro and Wilby will be free to tender to such bid or offer any shares owned by them and will not be required to comply with the selling restrictions contained in section 3.2.

3.4. Other Transfers – Except as specifically permitted by section 3.1, 3.2 and 3.3, none of ALDA, Shapiro or Wilby will directly or indirectly sell, pledge, encumber, grant an option with respect to, transfer, distribute or dispose of any of the voting shares of Duft owned, directly or indirectly, or controlled by it or him, or enter into an agreement or commitment contemplating the possible sale or, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such voting shares of Duft or any interest therein.

4. Termination

4.1. Termination – This Agreement:

4.1.1. will terminate with respect to Wilby, at the earlier of:

a. such time as ALDA, Shapiro and Wilby collectively cease to hold, directly or indirectly, less than 10% of the issued voting shares of Duft;

b. if Wilby acquires voting shares of Duft from ALDA, such time as Wilby ceases to hold directly or indirectly, or control at least 5% of the issued voting shares of Duft; and

c. 5 years from the date of the execution and delivery of this Agreement.

4.1.2. will not terminate with respect to ALDA and Shapiro, except with the consent of the TSX Venture Exchange.

5. Miscellaneous

5.1. Further Assurances – If requested by Duft, Owen , Chen or Schmidt, each of ALDA, Shapiro and Wilby will perform such further acts and execute such further documents and instruments as may reasonably be required to give effect to and to carry out the provisions of this Agreement.

5.2. Amendment – The provisions of this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except with the consent of the TSX Venture Exchange and except by a written instrument signed by all the parties hereto or their respective successors and assigns.

5.3. Successors and Assigns – Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

5.4. Severability – Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5.5. Counterparts – This Agreement may be executed simultaneously in two or more counterparts and delivered by facsimile transmission, and each such counterpart will constitute an original, and all of such counterparts taken together will constitute one and the same Agreement.

The parties have executed and delivered this Agreement with the intention of being legally bound.

DUFT BIOTECH CAPITAL LTD.

By:

“Terrance Owen”

ALDA PHARMACEUTICALS INC.

By:

“Allan Shapiro”

DR. ALLAN SHAPIRO

 “Allan Shapiro”

DR. MICHAEL WILBY

 “Michael Wilby”

TERRANCE OWEN

 “Terrance Owen”

PETER CHEN

 “Peter Chen”

BRUCE SCHMIDT

 “Bruce Schmidt”

AMENDMENT TO VOTING AGREEMENT

This Amendment to Voting Agreement is made as of November 1, 2004.

By:

513947 B.C. Ltd. (formerly called ALDA Pharmaceuticals Inc.), a company incorporated in the Province of British Columbia

(“513947”)

And:

Dr. Allan Shapiro, of the Municipality of Surrey, in the Province of British Columbia

(“Shapiro”)

And:

Dr. Michael Wilby, of the City of Vancouver, in the Province of British Columbia

(“Wilby”)

And:

ALDA Pharmaceuticals Corp. (formerly called “Duft Biotech Capital Ltd.”, a company incorporated in the Province of British Columbia

(“APC”)

In Favour Of:

Terrance Owen, of the City of New Westminster, in the Province of British Columbia

(“Owen”)

And:

Peter Chen, of the City of Vancouver, in the Province of British Columbia

(“Chen”)

And:

Bruce Schmidt, of the City of Vancouver, in the Province of British Columbia

(“Schmidt”)

Background:

A.  513947, Shapiro, Wilby and Duft entered into an agreement (the “Voting Agreement”) made as of the 13th day of November, 2003, in favour of Owen, Chen and Schmidt.

B.  The Voting Agreement provides, among other things, for 513947, Shapiro and Wilby to vote their shares of APC for the election of Owen, Chen and Schmidt as directors of APC.

C.  Since entering into the Voting Agreement, 513947’s name was changed from ALDA Pharmaceuticals Inc. to 513947 B.C. Ltd., APC’s name was changed from Duft Biotech Capital Ltd. to ALDA Pharmaceuticals Corp. and Schmidt has resigned as a director of APC.

D.  Accordingly, the parties are entering into this Amendment to Voting Agreement.

Terms of Agreement:

In Consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties covenant and agree as follows:

1. All references in the Voting Agreement to ALDA Pharmaceuticals Inc. and to ALDA shall now be references to 513947 B.C. Ltd. and 513947, respectively.

2. All references in the Voting Agreement to Duft Biotech Capital Ltd. and to Duft shall now be references to ALDA Pharmaceuticals Corp. and APC, respectively.

3. Section 1.1 of the Voting Agreement shall be amended by adding the following as sections 1.1.4, 1.1.5, 1.1.6 and 1.1.7:

1.1.4 “Owen Nominee” means Owen, or if he does not consent to being nominated as a director of APC, such other person acceptable to the TSX Venture Exchange as the other APC Nominees may determine.

1.1.5 “Chen Nominee” means Chen, or if he does not consent to being nominated as a director of APC, such other person acceptable to the TSX Venture Exchange as the other APC Nominees may determine.

1.1.6 “Schmidt Nominee” means Schmidt, or if he does not consent to being nominated as a director of APC, such other person acceptable to the TSX Venture Exchange as the other APC Nominees may determine.

1.1.7 “APC Nominees” means the Owen Nominee, the Chen Nominee and the Schmidt Nominee.

4. Sections 2.1.2, 2.1.4 and 2.2 of the Voting Agreement shall each be amended by deleting the words “Owen, Chen and Schmidt” and substituting therefore the words “the Owen Nominee, the Chen Nominee and the Schmidt Nominee”.

5. This Amendment to Voting Agreement shall not be effective until it has been consented to by the TSX Venture Exchange.

6. The parties hereby confirm the Voting Agreement as amended by this Amendment to Voting Agreement.

7. The Voting Agreement as amended by this Amendment to Voting Agreement is the entire agreement of the parties with respect to the subject matter thereof.

7.1. This Amendment to Voting Agreement may be executed simultaneously in two or more counterparts and delivered by facsimile transmission, and each such counterpart will constitute an original, and all of such counterparts taken together will constitute one and the same Agreement.

The parties have executed and delivered this Amendment to Voting Agreement with the intention of being legally bound.

ALDA PHARMACEUTICALS CORP.

By:

“Terrance Owen”

513947 BRITISH COLUMBIA LTD.

By:

“Allan Shapiro”

DR. ALLAN SHAPIRO

 “Allan Shapiro”

DR. MICHAEL WILBY

 “Michael Wilby”

TERRANCE OWEN

 “Terrance Owen”

PETER CHEN

 “Peter Chen”

BRUCE SCHMIDT

 “Bruce Schmidt”